Exhibit 5.2

[Goodwin Procter LLP letterhead]

October 9, 2018

VEREIT, Inc.

VEREIT Operating Partnership, L.P.

2325 E. Camelback Road, Suite 1100

Phoenix, Arizona 85016

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-211204 and 333-211204-01) (as amended or supplemented, the “Registration Statement”) filed on May 6, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of, among other securities, (i) debt securities (the “Debt Securities”) of VEREIT Operating Partnership, L.P. (the “Issuer”), a Delaware limited partnership and the subsidiary through which VEREIT, Inc., a Maryland corporation (the “Guarantor”), owns substantially all of its properties and assets and conducts its business and (ii) the guarantee of the Debt Securities by the Guarantor (the “Guarantee”). The Registration Statement became effective upon filing with the Commission on May 6, 2016. Reference is made to our opinion letter dated May 6, 2016 and included as Exhibit 5.2 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on October 9, 2018 by the Issuer and the Guarantor with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Issuer of $550,000,000 aggregate principal amount of Debt Securities in the form of 4.625% Senior Notes due 2025 (the “Notes”) and the Guarantee of the Notes by the Guarantor (the “Note Guarantee”). Reference is made to the Underwriting Agreement (the “Underwriting Agreement”), dated October 4, 2018, by and among the Issuer, the Guarantor and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., J.P. Morgan Securities LLC, SMBC Nikko Securities America, Inc. and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein. We understand that the Notes and the Note Guarantee are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Guarantor and/or the Issuer.

VEREIT, Inc.

VEREIT Operating Partnership, L.P.

October 9, 2018

We refer to the Indenture, dated as of February 6, 2014, by and among ARC Properties Operating Partnership, L.P. (n/k/a VEREIT Operating Partnership, L.P.), Clark Acquisition, LLC, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by an Officer’s Certificate or a Supplemental Indenture, to be dated on or about October 16, 2018 (the “Supplemental Indenture”), as the “Indenture”.

The opinions set forth below are limited to the Delaware Revised Uniform Limited Partnership Act, the law of New York, and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws. Various issues governed by Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent those opinions are relevant to the conclusions expressed herein, we have, with your consent, assumed such matters.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. Upon the due execution and delivery of the Supplemental Indenture by each of the parties thereto and the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms; and

2. Upon the due execution and delivery of the Supplemental Indenture by each of the parties thereto, the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Indenture and the execution and issuance of the Note Guarantee in accordance with the terms of the Indenture, the Note Guarantee will be the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. In addition, we express no opinion on any provision of the Indenture, the Notes or the Note Guarantee relating to waivers (including, without limitation, the waiver by any party of any right to trial by jury) to the extent such waivers may be held unenforceable, or as to the validity, binding effect and enforceability of provisions in the Indenture, the Notes or the Note Guarantee relating to the choice of forum for resolving disputes.

VEREIT, Inc.

VEREIT Operating Partnership, L.P.

October 9, 2018

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Guarantor’s and the Issuer’s combined Current Report on Form 8-K filed on October 9, 2018, which will be incorporated by reference into the Registration Statement and to the references to our firm therein under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP